UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported): February 9, 2010

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 CityWest Boulevard Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2010, the Board of Directors elected David A. Owen, age 51, as a member of the Board of Directors of the Omega Protein Corporation (the “Company”) and as member of the Corporate Governance and Nominating Committee. Mr. Owen will serve as a Class I director with a term that expires at the 2011 Annual Stockholders Meeting.

Mr. Owen serves as Deputy Chairman of Greenebaum Doll & McDonald PLLC representing businesses in a wide variety of complex commercial litigation matters and has practiced law with this law firm for more than the last five years. Mr. Owen’s litigation practice includes environmental, agribusiness, toxic tort, anti-trust, construction, environmental permitting and enforcement matters.

The Board of Directors has determined Mr. Owen to be “independent” as defined by the NYSE listing standards and the standards set by the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as well as the definition of “independent director” established by the Board.

Under the 2006 Long-Term Incentive Plan (the “Plan”) of the Company, on election to the Board of Directors of the Company, each independent director receives an automatic stock option grant under the Plan to purchase a number of shares of the Company’s common stock at fair market value on the date of the grant. The number of option shares is determined by the Board of Directors and is currently set at 14,200. These option shares have an exercise price of $4.00 (the fair market value of the common stock on the date of grant) and will be fully vested and exercisable six months and one day from the date of grant. The foregoing description of the stock option agreement is not complete and is qualified by reference to the stock option agreement between the company and Mr. Owen, which is attached hereto as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

10.1	Stock Option Agreement dated February 9, 2010, between Omega Protein Corporation and David A. Owen.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: February 15, 2010	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel and Secretary